EXHIBIT 99.9(e)
                                 ----------------


                       FORM OF SECOND AMENDED AND RESTATED
                EXPENSE DEFERRAL AGREEMENT BETWEEN THE TRUST AND
            UNDISCOVERED MANAGERS RELATING TO THE BEHAVIORAL GROWTH
             FUND, THE REIT FUND, THE SMALL CAP VALUE FUND, THE CORE
                     EQUITY FUND AND THE ALL CAP VALUE FUND


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                       FORM OF SECOND AMENDED AND RESTATED
                EXPENSE DEFERRAL AGREEMENT BETWEEN THE TRUST AND
             UNDISCOVERED MANAGERS RELATING TO THE BEHAVIORAL GROWTH
            FUND, THE REIT FUND, THE SMALL CAP VALUE FUND, THE CORE
                     EQUITY FUND AND THE ALL CAP VALUE FUND


         THIS SECOND AMENDED AND RESTATED AGREEMENT dated as of April __, 1999 by and between UNDISCOVERED MANAGERS FUNDS, a Massachusetts business trust (the "Trust"), on behalf of its _____________________ series (the "Series"), and UNDISCOVERED MANAGERS, LLC, a Delaware limited liability company (the "Manager") amends and restates the Amended and Restated Expense Deferral Agreement dated ___________ (the "Original Agreement") by and between the Trust and the Manager.

         WHEREAS, the Manager has been appointed the investment adviser of the Series pursuant to a Management Agreement dated ___________ between the Trust and the Manager relating to the Series (the "Management Agreement"); and

         WHEREAS, the Trust and the Manager desire to amend and restate the arrangements described in the Original Agreement to reflect the establishment of Class C shares;

         NOW, THEREFORE, the Trust and the Manager hereby agree as follows:

         1. Until further notice from the Manager to the Trust, the Manager agrees, subject to Section 2 hereof, to (i) reduce the fees payable to it under the Management Agreement (but not below zero) and (ii) pay any operating expenses of the Series, to the extent necessary to limit the operating expenses of the Series (exclusive of brokerage costs, interest, taxes and extraordinary expenses) to the annual rate (as a percentage of the average daily net assets attributable to each class of shares of the Series) of ___ percent for the Series' Institutional Class shares, ___ percent for the Series' Investor Class shares and ___ percent for the Series' Class C shares.

         2. The Series agrees to pay to the Manager (i) the amount of fees that, but for Section 1 hereof, would have been payable by the Series to the Manager pursuant to the Management Agreement and (ii) the amount of the operating expenses of the Series that the Manager paid pursuant to Section 1 hereof (collectively, "Deferred Fees and Expenses"), subject to the limitations provided in this Section 2. Such repayment shall be made monthly, but only if the operating expenses of the Series (exclusive of brokerage costs, interest, taxes and


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extraordinary expenses), without regard to such repayment, are at an annual rate
(as a percentage of the average daily net assets attributable to each class of shares of the Series) of less than ___ percent for the Series' Institutional Class shares, ___ percent for the Series' Investor Class shares and, subject to the ratification of this Agreement by the Trustees of the Trust, ___ percent for the Series' Class C shares. Furthermore, the amount of Deferred Fees and Expenses paid by the Series in any month with respect to a class of shares shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Series with respect to such class of shares (exclusive of brokerage costs, interest, taxes and extraordinary expenses) do not exceed the foregoing annual percentage rate applicable to such class of shares.

         Deferred Fees and Expenses with respect to any fiscal year of the Trust shall not be payable by the Series with respect to a class of shares to the extent that the amounts payable by the Series with respect to such class of shares pursuant to the immediately preceding two sentences during the period ending two years after the end of such fiscal year are not sufficient to pay such Deferred Fees and Expenses. In no event will the Series be obligated to pay any fees waived or deferred by the Manager with respect to any other series of the Trust.

         3. The Manager may by notice in writing to the Trust terminate, in whole or in part, its obligation under Section 1 to reduce its fees and bear expenses with respect to the Series in any period following the date specified in such notice (or change the percentage specified in Section 1 with respect to any class of shares of the Series), but no such change shall affect the obligation (including the amount of the obligation) of the Series to repay amounts of Deferred Fees and Expenses with respect to periods prior to the date specified in such notice.

         4. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Series on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                         UNDISCOVERED MANAGERS FUNDS


                                         By
                                            ------------------------------------
                                              Mark P. Hurley, President



                                         UNDISCOVERED MANAGERS, LLC


                                         By
                                            ------------------------------------
                                              Mark P. Hurley, President and CEO









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